A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

March 19, 2008

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549
U.S.A.

Dear Ladies and Gentlemen:

We are the former independent auditors for Acrogenomics, Inc. (the “Company”). We have read the Company’s disclosure in the section “Changes In Registrant’s Certifying Accountant” as included in Section 4.01 of the Company’s 8K dated March 19, 2008 and are in agreement with the disclosure in that section, insofar as it pertains to our firm.

Yours very truly,

“Amisano Hanson”

AMISANO HANSON

750 WEST PENDER STREET, SUITE 604	TELEPHONE:	604-689-0188
VANCOUVER CANADA	FACSIMILE:	604-689-9773
V6C 2T7	E-MAIL:	amishan@telus.net